Exhibit 99.B.J

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 15, 2001, relating to the financial statements and financial highlights for the year ended December 31, 2000 which appear in the December 31, 2000 Annual Reports to Shareholders of the Avatar Advantage Equity Allocation Fund and of the Avatar Advantage Balanced Fund (each a series of Advisors Series Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "General Information" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York
April 17, 2001